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                                                                   EXHIBIT 10.37

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into on this 31st day of December, 1998, but shall be effective as of January 1, 1999, by and between SUN HOME SERVICES, INC., a Michigan corporation (the "Company"), and BRIAN W. FANNON (the "Executive").

                                PRELIMINARY NOTE:

         This Agreement is entered into contemporaneously with that certain Employment Agreement (the "Sun Agreement") by and between the Executive and Sun Communities, Inc., a Maryland corporation ("Sun Communities"), and, in the event of any contradiction between the terms of this Agreement and the terms of the Sun Agreement, the Sun Agreement shall control.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

         1.   Employment.

              The Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, the Executive shall serve as the Chief Executive Officer of the Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the Company (the "Board"), which duties shall be consistent with the Executive's position as set forth above.

         2.   Term of Employment.

              Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on January 1, 1999 and shall continue thereafter for a period of three (3) years ending on December 31, 2001.

         3.   Devotion to the Company's Business.

              The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company and its Affiliates (as defined in paragraph 12 of the Sun Agreement) during the term of this Agreement.

         4.   Compensation.

              (a) During the term of this Agreement, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in paragraphs 4, 5 and 6 of this Agreement.

              (b) Base Compensation. As compensation for the services to be performed hereunder, the Company shall pay to the Executive, during his employment hereunder, an annual base salary (the "Base Salary") of Two Hundred Twenty Five Thousand Dollars ($225,000.00) per year, payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly).

              (c) Annual Salary Increase. On January 1 of each year, commencing January 1, 2000, the Base Salary shall be increased by five percent (5%) of the Base Salary for the immediately prior year or such greater increase as may be deemed appropriate by the Board, in



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its sole and absolute discretion.

              (d) Bonus. The Board shall prepare and adopt an executive bonus plan (the "Bonus Plan") which shall be established for the payment of an incentive bonus to the Executive based on the Company achieving certain performance criteria to be established by the Company and the Executive. Upon adoption, a copy of the Bonus Plan shall be attached to this Agreement and incorporated herein, and the Executive shall be eligible to receive an award under the Bonus Plan on the terms and conditions set forth in that document; provided, however, that such bonus shall not exceed fifty percent (50%) of the Executive's then current Base Salary.

         5.   Benefits.

              (a) Insurance. The Company shall provide to the Executive life, medical and hospitalization insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with the Company's standard policies.

              (b) Benefit Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive's right and benefits under any such plan except as expressly provided herein). The Executive shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives, as distinguished from general management, of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

              (c) Annual Vacation. The Executive shall be entitled to the vacation time specified in the Sun Agreement.

         6.   Reimbursement of Business Expenses.

              The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Agreement for travel, car telephone, and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

         7.   Termination of Employment.

              This Agreement, and the Executive's employment hereunder, shall automatically be terminated upon termination of the Sun Agreement.

         8.   Severance Compensation.

              (a) In the event that Sun Communities terminates the Executive's employment under the Sun Agreement without "cause" pursuant to paragraph 7(a)(i) thereof, the Executive shall be entitled to any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination and the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary in effect on the date of such termination for a period of up to twelve (12) months if the Executive fully complies with paragraph 12 of the Sun Agreement (the "Severance Payment"). Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Severance Payment to the Executive in one lump sum due within thirty
(30) days of the Executive's termination of employment.


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              (b)  In the event of termination of the Executive's employment under the Sun Agreement for "cause" or if the Executive voluntarily terminates his employment under the Sun Agreement, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

              (c) Regardless of the reason for termination of the Executive's employment hereunder, bonuses and benefits shall be prorated for any period of employment not covering an entire year of employment.

              (d) Notwithstanding anything to the contrary in this paragraph 8, the Company's obligation to pay, and the Executive's right to receive, any compensation under this paragraph 8, including, without limitation, the Severance Payment, shall terminate upon the Executive's breach of any provision of paragraph 12 of the Sun Agreement or the Executive's breach of any provision of that certain Reimbursement Agreement by and between the Executive and Sun Communities Operating Limited Partnership. In addition, the Executive shall promptly forfeit any compensation received from the Company under this paragraph 8, including, without limitation, the Severance Payment, upon the Executive's breach of any provision of paragraph 12 of the Sun Agreement.

         9. Affiliates. Upon any termination of the Executive's employment under this Agreement, the Executive shall be deemed to have resigned from any and all offices or directorships held by the Executive in the Company and/or the Affiliates.

         10.  Effect of Change of Control.

              (a) In the event that Sun Communities is required to pay the Executive Change in Control Benefits (as defined in the Sun Agreement), the Company shall pay the Executive the following (the "SHS Change in Control Benefits"):

                   (i) A cash payment equal to two and 99/100 (2.99) times the Base Salary in effect on the date of such Change in Control (as defined in the Sun Agreement), payable within sixty (60) days of the Change in Control; and

                   (ii) Continued receipt of all compensation and benefits set forth in paragraphs 5(a) and 5(b) of this Agreement, until the earlier of (i) one year following the Change in Control (subject to the Executive's COBRA rights) or (ii) the commencement of comparable coverage from another employer. The provision of any one benefit by another employer shall not preclude the Executive from continuing participation in Company benefit programs provided under this paragraph 10(a)(ii) that are not provided by the subsequent employer. The Executive shall promptly notify the Company upon receipt of benefits from a new employer comparable to any benefit provided under this paragraph 10(a)(ii).

              (b) The benefits set forth in paragraph 10(a) above are in addition to any and all other Company benefits to which the Executive may be entitled, including, without limitation, the Base Salary and Severance Payment.

              (c) Notwithstanding anything to the contrary herein, the SHS Change in Control Benefits shall be reduced by all payments to the Executive which constitute "excess parachute payments" under Section 280(G) of the Internal Revenue Code of 1986, as amended.

         11. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in the State of Michigan in accordance with the expedited procedures of the Commercial Arbitration Rules of the American


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Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of the State of Michigan for this purpose.

         12. Notice. Any notice, request, consent or other communication given or made hereunder shall be given or made only in writing and (a) delivered personally to the party to whom it is directed; (b) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed; or (c) telecopied to the party to whom it is directed, at the following addresses or at such other addresses as the parties may hereafter indicate by written notice as provided herein:

              If to the Company:

                   Sun Home Services, Inc.
                   31700 Middlebelt Road, Suite 145
                   Farmington Hills, Michigan  48334
                   Fax: (248) 932-3072
                   Attn: Gary A. Shiffman, President

              If to the Executive:

                   Brian W. Fannon
                   21555 Chase Drive
                   Novi, Michigan 48375
                   Fax: (248) 348-0468

              In all events, with a copy to:

                   Jaffe, Raitt, Heuer & Weiss,
                    Professional Corporation
                   One Woodward Avenue, Suite 2400
                   Detroit, Michigan  48226
                   Fax: (313) 961-8358
                   Attn:  Arthur A. Weiss

         Any such notice, request, consent or other communication given or made:
(i) in the manner indicated in clause (a) of this paragraph shall be deemed to be given or made on the date on which it was delivered; (ii) in the manner indicated in clause (b) of this paragraph shall be deemed to be given or made on the third business day after the day in which it was deposited in a regularly maintained receptacle for the deposit of the United States mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in the regularly maintained receptacle for the deposit of overnight express mail; and (iii) in the manner indicated in clause (c) of this paragraph shall be deemed to be given or made when received by the telecopier owned or operated by the recipient thereof.

         13.  Miscellaneous.

              (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

              (b) The rights and obligations of the Company under this Agreement shall



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inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever.

              (c) The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

              (d) This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

              (e) This Agreement shall be governed by and construed according to the laws of the State of Michigan.

              (f) Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

              (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              (h) Each party shall pay his or its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.

                                    COMPANY:

                                    SUN HOME SERVICES, INC.,
                                    a Michigan corporation


                                    By:  /s/ Gary A. Shiffman
                                       -----------------------------------------
                                             Gary A. Shiffman, President



                                    EXECUTIVE:

                                    /s/ Brian W. Fannon
                                    --------------------------------------------
                                    BRIAN W. FANNON



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